Exhibit 99.3

Balance Sheet (Unaudited)

Healthcare Informatics Associates, Inc.

September 30, 2007

Assets

Current Assets
Cash and cash equivalents	$2,445,542
Accounts receivable, less allowance for doubtful accounts of $389,458	2,443,440
Unbilled accounts receivable	186,404
Prepaid expenses	3,758
Total current assets	5,079,144

Equipment, at Cost	128,446
Less accumulated depreciation	(84,205)
Equipment, net	44,241

Total assets	$5,123,385

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$185,479
Accrued expenses	758,856
Total current liabilities	944,335

Commitments	—

Stockholders’ Equity
Common stock, no par value; 100 shares authorized, issued and outstanding	—
Additional paid-in capital	19,770
Retained earnings	4,159,280
Total stockholders’ equity	4,179,050

Total liabilities and stockholders’ equity	$5,123,385

See notes to financial statements.

Statements of Income and Retained Earnings (Unaudited)

Healthcare Informatics Associates, Inc.

Nine Month Periods Ended September 30, 2007 and 2006

	2007	2006

Revenue	$8,208,656	$8,083,196

Less reimbursements	985,415	898,277

Net revenue	7,223,241	7,184,919

Direct Costs	4,974,992	4,490,217

Gross Profit	2,248,249	2,694,702

General and Administrative Expenses	844,303	387,228

Operating Income	1,403,946	2,307,474

Other Income
Interest income	86,909	13,713
Other	100	—
Total other income	87,009	13,713

Net income	$1,490,955	$2,321,187

Statements of Retained Earnings

Retained earnings, beginning of period	$4,211,487	$1,834,794
Net income	1,490,955	2,321,187
Stockholder distributions	(1,543,162)	(484,630)

Retained earnings, end of period	$4,159,280	$3,671,351

See notes to financial statements.

Statements of Cash Flows (Unaudited)

Healthcare Informatics Associates, Inc.

Nine Month Periods Ended September 30, 2007 and 2006

	2007	2006

Cash Flows from Operating Activities
Cash received from customers	$7,801,389	$7,856,252
Cash paid to suppliers and employees	(6,545,910)	(5,642,114)
Interest received	86,909	13,713
Net cash provided by operating activities	1,342,388	2,227,851

Cash Flows from Investing Activities
Maturities of certificates of deposit	2,308,222	251,055
Purchases of certificates of deposit	(886,909)	(1,263,713)
Purchases of equipment	(22,028)	(4,059)
Net cash provided by (used in) investing activities	1,399,285	(1,016,717)

Cash Flows Used in Financing Activities
Distributions of stockholder	(1,543,162)	(484,630)

Net increase in cash and cash equivalents	1,198,511	726,504

Cash and cash equivalents
Beginning of period	1,247,031	102,068

End of period	$2,445,542	$828,572

Reconciliation of Net Income to Net Cash Provided by Operating Activities
Net income	$1,490,955	$2,321,187
Adjustments:
Depreciation	21,753	19,340
Bad debts	13,777	37,394
Change in assets and liabilities:
Increase in accounts receivable	(908,449)	(357,339)
Decrease in unbilled receivables	487,405	93,001
Decrease in prepaid expenses	—	30,794
Increase (decrease) in accounts payable	108,485	(51,126)
Increase in accrued expenses	128,462	134,600

Net cash provided by operating activities	$1,342,388	$2,227,851

See notes to financial statements.

Notes to Financial Statements (Unaudited)

Healthcare Informatics Associates, Inc.

September 30, 2007 and 2006

Note 1 — Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited interim financial statements, which reflect all adjustments (consisting of normal recurring items or items discussed herein) that management believes necessary to present fairly results of interim operations, should be read in conjunction with the Notes to Financial Statements (including the Significant Accounting Policies) included in Healthcare Informatics Associates, Inc.’s (“HIA” or the “Company”) audited financial statements as of and for the three years ended December 31, 2006. The results of operations for the interim period presented are not necessarily indicative the results of operations that may be expected for the year ending December 31, 2007.

The accompanying unaudited interim balance sheet reflects the Company’s financial position immediately prior to the acquisition of HIA by InfoLogix, Inc. as discussed in Note 2.

Note 2 — Sale of the Company to InfoLogix, Inc.

On September 30, 2007, the Company was acquired by InfoLogix, Inc. through an asset purchase for $12,000,000, subject to adjustments based on the contract provisions. Additional consideration of up to $4,500,000 can be earned upon satisfaction of certain financial milestones. To the extent these financial milestones are exceeded, additional consideration equal to 25% of such excess can also be earned.

Note 3 — Related-Party Transactions

The Company incurred rent expenses of $9,000 to the stockholders during each of the nine month periods ended September 30, 2007 and 2006.

Note 4 — Major Customers

The Company derived approximately 63 percent and 75 percent of its revenue from 3 major customers during the nine month periods ended September 30, 2007 and 2006, respectively. Accounts receivable from these customers were approximately $921,000 at September 30, 2007.

(continued)

Note 5 — Commitments

The Company has an agreement with a consultant for services through 2008. Commission expenses to this individual totaled approximately $135,000 and $222,000 for the nine month periods ended September 30, 2007 and 2006, respectively.